Exhibit 5.1

McCarter & English, LLP 250 W 55th St 13th Fl New York, NY 10019 www.mccarter.com

November 13, 2025

Inno Holdings Inc.

2465 Farm Market 359 South

Brookshire, TX 77423

Re:	Inno Holdings Inc.

To Whom It May Concern:

We have acted as counsel to Inno Holdings Inc., a Texas corporation (the “Company”), in connection with the Sales Agreement dated November 12, 2025 (the “Sales Agreement”) related to an “at the market” offering, by and between the Company and Aegis Capital Corp. (the “Sales Agent”), relating to the issuance and sale by or through the Sales Agent, from time to time, of up to $50,000,000 of shares (the “Shares”) of the Company’s common stock, no par value (the “Common Stock”).

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the under the Securities Act of 1933, as amended (the “Securities Act”).

In connection with this opinion letter, we have examined the Registration Statement (as defined below) and originals, or copies certified or otherwise identified to our satisfaction of the following:

(1)	The Company’s Certificate of Formation, as amended;

(2)	The Company’s Bylaws, as amended;

(3)	The executed Sales Agreement;

(4)	The Registration Statement on Form S-3 (File No. 333-284054) filed by the Company with the Securities and Exchange Commission (the “Commission”) on December 26, 2024, in the form of which it became effective on January 10, 2025 (the “Registration Statement”) pursuant to the Securities Act;

(5)	The prospectus supplement filed with the Commission on November 13, 2025 pursuant to Rule 424(b)(5) promulgated under the Securities Act (the “Prospectus Supplement”), together with the base prospectus contained in the Registration Statement; and

(6)	The unanimous written consent of the Board of Directors of the Company approving the Sales Agreement, the filing of the Prospectus Supplement and the transactions contemplated thereby.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed (i) that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and (ii) the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents, and the validity and binding effect thereof on such parties.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth herein, it is our opinion that when the Shares have been sold, delivered to and paid for as contemplated by the Sales Agreement, Registration Statement and Prospectus Supplement, the Shares will be duly authorized, validly issued, fully paid and nonassessable.

In addition, the foregoing opinion is qualified to the extent that (a) enforceability may be limited by and be subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law (including, without limitation, concepts of notice and materiality), and by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ and debtors’ rights generally (including, without limitation, any state or federal law in respect of fraudulent transfers); and (b) no opinion is expressed herein as to compliance with or the effect of federal or state securities or blue sky laws.

Our opinions concerning the due authorization of the issuance of the Shares and the validity of such Shares when issued, fully paid and nonassessable, are rendered under the laws of the State of Texas. We express no opinion as to the laws of any other jurisdiction or as to any federal or state securities laws or regulations except as expressly set forth herein. This opinion letter is limited to the specific legal matters expressly set forth herein and is limited to present statutes, regulations and administrative and judicial interpretations as of the date hereof. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or regulations.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement. We also hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ McCarter & English, LLP

McCarter & English, LLP